Consent of Independent Accountants


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 15, 2001, except for Note P, as to which the date is March 19, 2001 relating to the financial statements and financial statement schedules of Consolidated Edison, Inc., which appears in the combined Annual Report on Form 10-K of Consolidated Edison, Inc., Consolidated Edison Company of New York, Inc. and Orange and Rockland Utilities, Inc. for the year ended December 31, 2000, and our report dated February 21, 2002, relating to the financial statements of Consolidated Edison, Inc., which appears in the Current Report on Form 8-K of Consolidated Edison, Inc., dated March 8, 2002. We also consent to the reference to us under the heading "Experts" in this Registration Statement.







PricewaterhouseCoopers LLP
New York, New York
March 8, 2002